Exhibit 99.1

www.pdl.com

For Immediate Release

Contact:

James R. Goff

Senior Director,

Investor Relations

(510) 574-1421

jgoff@pdl.com

PROTEIN DESIGN LABS ELECTS SAMUEL BRODER, M.D.

TO BOARD OF DIRECTORS

Dr. Broder is Chief Medical Officer at Celera Genomics, former NCI Director

Fremont, Calif., October 4, 2005 – Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today announced that Samuel Broder, M.D., has been elected to the company’s Board of Directors.  Dr. Broder is a physician-scientist with special expertise in the relationship between disorders of the immune system and cancer.  He currently is Chief Medical Officer at Celera Genomics and Celera Diagnostics.

“We are delighted to welcome Sam to the PDL Board and are certain his expertise in pharmaceutical research and development will be a major asset to the company during this phase of growth,” said Mark McDade, Chief Executive Officer, PDL. “We have six products entering later-stage clinical trials. Dr. Broder’s background in clinical development will be invaluable as we aim to commercialize these therapies for a range of serious medical conditions.”

Dr. Broder has been Chief Medical Officer of Celera Genomics since joining that company in 1998. He has broad responsibilities for medical affairs, including the integration of genomic, biological and medical information.

Dr. Broder began his research career in the Metabolism Branch of the National Cancer Institute (NCI) in 1972. Following the onset of the AIDS epidemic, Dr. Broder’s laboratory added studies of anti-retroviral agents to its research repertoire and made significant contributions to the development of AIDS drugs such as AZT ddl and ddC.

In 1989, President Ronald Reagan named Dr. Broder Director of the NCI. Under his leadership, the NCI initiated a number of important large-scale human trials in the prevention, diagnosis, and treatment of cancer. In the spring of 1995, Dr. Broder became Senior Vice President for Research and Development at the IVAX Corporation (now in process of being acquired by TEVA Pharmaceutical Industries, Ltd.) in Florida, where he directed a broad range of pharmaceutical research on new drugs for heart disease, diabetes and diseases of the lung.

Dr. Broder received his bachelor’s and medical degrees from the University of Michigan. He is a member of the Institute of Medicine of the U.S. National Academy of Sciences, is the author of more than 300 scholarly papers and holds numerous patents.

Protein Design Labs, Inc.

34801 Campus Drive

Fremont, CA 94555

Tel: 510.574.1400

Fax: 510.574.1500

About Protein Design Labs

PDL is a biopharmaceutical company focused on the research, development and commercialization of novel therapies for inflammation and autoimmune diseases, acute cardiac conditions and cancer. PDL markets several biopharmaceutical products in the United States through its hospital sales force and wholly-owned subsidiary, ESP Pharma, Inc. As a leader in the development of humanized antibodies, PDL has licensed its patents to numerous pharmaceutical and biotechnology companies, some of which are now paying royalties on net sales of licensed products. Further information on PDL is available at www.pdl.com.

Protein Design Labs and the PDL logo are registered U.S. trademarks of Protein Design Labs, Inc.

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